Exhibit 99.1

Covidien Declares Quarterly Cash Dividend and Announces Stock Buyback

DUBLIN, Ireland – January 28 2009 - Covidien (NYSE: COV; BSX: COV) today announced that its Board of Directors has declared a quarterly cash dividend of $0.16 per common share. The dividend is payable on February 27, 2009, to shareholders of record on February 6, 2009.

Covidien also announced that its Board of Directors had authorized a program to purchase up to $300 million of the Company’s common shares from time to time, based on market conditions, to partially offset dilution related to equity compensation plans.

ABOUT COVIDIEN LTD.

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in four segments: Medical Devices, Imaging Solutions, Pharmaceutical Products and Medical Supplies. With 2008 revenue of nearly $10 billion, Covidien has more than 41,000 employees worldwide in 59 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS:
Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Wayde McMillan
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4387
bruce.farmer@covidien.com	wayde.mcmillan@covidien.com